Exhibit 99.1

LightPath Technologies Reports Financial Results for
Fiscal 2020 Third Quarter

Backlog at $20 Million Sets Another Record; Improved Financial Performance Despite the Ongoing COVID-19 Pandemic

ORLANDO, FL – May 7, 2020 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced financial results for its fiscal 2020 third quarter ended March 31, 2020.

Fiscal 2020 Third Quarter Highlights:

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Revenue for the third quarter of fiscal 2020 was $8.7 million, up 10%, as compared to $7.9 million in the third quarter of fiscal 2019.
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12-month backlog reached another record of $20.0 million at March 31, 2019, compared to $19.1 million at December 31, 2019 and $17.1 million at March 31, 2019.
●
Gross margin as a percentage of revenue for the third quarter of fiscal 2020 was 46%, up from 39% in the same period of the prior fiscal year.
●
Operating expenses decreased to $2.9 million for the third quarter of fiscal 2020, compared to $3.1 million in the same quarter of the prior fiscal year.
●
Net income for the third quarter of fiscal 2020 was $816,000, compared to a net loss of $352,000 for the third quarter of fiscal 2019.
●
EBITDA* for the third quarter of fiscal 2020 was $1.9 million, compared to $942,000 in the third quarter of fiscal 2019.
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Capital expenditures, including equipment financed through leases, were $1.5 million for the first nine months of fiscal 2020, compared to $2.1 million in the first nine months of fiscal 2019.
●
Total debt, including finance leases, was reduced by nearly $737,000, or 11%, in the first nine months of fiscal 2020 from June 30, 2019.
●
Cash balance at March 31, 2020 was $4.4 million, compared to $4.3 million at December 31, 2019 and $4.6 million at June 30, 2019.

* This press release includes references to non-GAAP financial measures. Please see the heading “Use of Non-GAAP Financial Measures” below for a more complete explanation.

Management Comments

Sam Rubin, President and Chief Executive Officer of LightPath, stated, “Our fiscal 2020 third quarter results showed consistent improvement in many areas, as compared to the prior year period, and from most performance measurements as compared to the second quarter of this fiscal year. All things considered, we find the results to be satisfactory, given the global economic conditions, and the challenges some of our customers, employees, and suppliers have been facing as a result of the novel coronavirus (“COVID-19”) pandemic. Presiding over LightPath for my first quarterly reporting cycle, I am pleased to report that our global workforce has risen to the occasion to deliver solid financial results, while continuing to support our customers – new and recurring alike – while keeping our workplaces, and their communities and families safe.

“We are proud to be able to be part of the fight against the spread of COVID-19 as we are considered an essential business because of the products we supply to the medical industry. During the third quarter, we announced many important contract awards, including a contract award totaling more than $1.7 million for thermal imaging lens assemblies used in medical and sensing applications, many of which are being utilized to combat the spread of COVID-19. Fortunately, all of our manufacturing facilities in China, Latvia and the U.S. remain open to handle these and other orders. Consolidated revenue for the third quarter of fiscal 2020 was $8.7 million, an increase of more than 10%, as compared to the third quarter of fiscal 2019. Growth was driven by demand for our new line of BD6 infrared lenses by the medical industry and precision molded visible light lenses for 5G and other telecom-related applications. The strength of those markets more than offset the decline in sales to academic institutions that are temporarily closed and to other sectors experiencing weakness, such as the consumer goods markets.

“We are pleased to report also that none of our employees have contracted COVID-19. We continue to take all precautions to ensure that our employees remain safe and that our business operations can continue despite the ongoing COVID-19 pandemic. While stay-at-home orders may ultimately delay some long-term projects and our research and development efforts, we have not encountered any meaningful business interruptions to date. Moreover, there has been no material or negative sustainable impact to our business to report, but we recognize that the situation is fluid and we must remain vigilant with the preparation of contingency plans.

“LightPath entered the crisis in a position of strength that has enabled us to navigate the present challenges by taking advantage of certain opportunities. We completed the transition out of New York with the consolidation of our facilities, which removed a lot of additional costs and one-time expenses incurred in the prior fiscal year. Ongoing cost reduction and expense management initiatives, along with a favorable revenue mix, led to achieving gross margin as a percentage of revenue of 46%, which is 7% higher than in the same quarter of the prior fiscal year and above our low to mid 40% target range.

“Meanwhile, during the third quarter, we have continued to invest in product line expansions and increasing manufacturing capacity where needed. There is significant interest in our technological innovations for contactless thermal imaging applications, among other products. Strong demand and order execution led to our setting another record for our 12-month backlog at March 31, 2020 of $20.0 million, with additional backlog beyond the next 12 months, providing further visibility. This is a result of the successful execution of our strategy for developing customer relationships with proprietary products and entering into long-term supply agreements. Based on our order book, which may vary depending on how the economy recovers, and the backlog at the end of the fiscal third quarter, we may need even more incremental production capacity. We are evaluating our capital expenditure plans for the remainder of fiscal 2020 and for fiscal 2021 in consideration of these volume increases.

“With our expanding product portfolio addressing several secular growth markets, a globally diversified sales distribution platform, our manufacturing capabilities in three countries around the world, and our solid financial condition, LightPath is well positioned to provide high quality, competitively priced optical components at a time when others in our industry may be suffering. We look forward to building upon the success achieved thus far in fiscal 2020, while remaining grounded in the realities that face all businesses amid the present environment.”

Financial Results for the Three Months Ended March 31, 2020, Compared to the Three Months Ended March 31, 2019

Revenue for the third quarter of fiscal 2020 was approximately $8.7 million, an increase of approximately $803,000, or 10%, as compared to the same period of the prior fiscal year. Sales of infrared (“IR”) products comprised 50% of the Company’s consolidated revenue in the fiscal 2020 third quarter, as compared to 49% of total sales in the same period of the prior fiscal year. Visible precision molded optics (“PMO”) product sales represented 44% of consolidated revenues in the third quarter of fiscal 2020, as compared to 42% in the same period of the prior fiscal year. Specialty products continue to be a small component of the Company’s business, representing 6% of revenue in the third quarter of fiscal 2020, as compared to 9% in the same quarter of last year.

Revenue generated by IR products was approximately $4.3 million in the third quarter of fiscal 2020, an increase of approximately $462,000, or 12%, compared to approximately $3.8 million in the same period of the prior fiscal year. The increase is primarily due to increased sales of molded IR products, including products made with LightPath’s new BD6 material. The increased demand for molded IR products has recently been driven by medical applications, particularly fever detection, in addition to continued demand for industrial applications, firefighting and other public safety applications.

Revenue generated by PMO products was approximately $3.9 million for the third quarter of fiscal 2020, an increase of approximately $500,000, or 15%, compared to $3.4 million in the same period of the prior fiscal year. The increase in revenue is primarily attributed to increases in sales to customers in the medical and telecommunications markets.

Revenue generated by specialty products was approximately $561,000 in the third quarter of fiscal 2020, a decrease of approximately $158,000, or 22%, compared to $720,000 in the same period of the prior fiscal year. This decrease is primarily related to the timing of orders for custom products in the third quarter of the prior fiscal year, which orders did not recur in the third quarter of fiscal 2020.

Gross margin in the third quarter of fiscal 2020 was approximately $4.0 million, an increase of 29%, as compared to approximately $3.1 million in the same quarter of the prior fiscal year. Total cost of sales was approximately $4.7 million for the third quarter of fiscal 2020, compared to $4.8 million for the same period of the prior fiscal year. The lower total cost of sales and increase in gross margin is primarily driven by the increase in sales and the elimination of elevated costs including labor, manufacturing inefficiencies, and increased overhead expenses associated with the relocation of the Company’s facility in Irvington, New York in the prior year period. Gross margin as a percentage of revenue was 46% for the third quarter of fiscal 2020, as compared to 39% in the same period of the prior fiscal year. The increase in gross margin as a percentage of revenue reflects the revenue mix and the improved cost structure and operating performance following the completion of the New York facility relocation in June 2019. Revenue was comprised of a slightly higher mix of PMO product sales during the third quarter of fiscal 2020, which typically have the highest margins among LightPath’s product groups.

During the third quarter of fiscal 2020, total operating expenses were approximately $2.9 million, a decrease of $135,000, or 4%, as compared to $3.1 million in the same period of the prior fiscal year. Selling, general and administrative (“SG&A”) costs decreased by approximately $176,000, or 7%, as compared to the same period of the prior fiscal year. SG&A for the third quarter of fiscal 2019 included approximately $103,000 of non-recurring expenses related to the relocation of the New York facility to the Company’s existing facilities in Orlando, Florida and Riga, Latvia. The third quarter of fiscal 2020 reflects savings from the absence of these non-recurring costs, as well as reduced personnel and overhead costs from the restructuring associated with the relocation. New product development costs decreased by approximately $93,000, or 18%, due to the shifting of personnel from product development to the newly created product management functions, which is included in SG&A. The decreases in SG&A and new product development in the current quarter were partially offset by the absence of gains on disposals of equipment of approximately $136,000 during the third quarter of fiscal 2019.

Interest expense, net, was approximately $85,000 in the third quarter of fiscal 2020, as compared to approximately $275,000 in the same period of the prior fiscal year. The decrease in interest expense is primarily due to the paydown of principal and more favorable terms associated with the term loan payable to BankUnited N.A., entered into during the third quarter of fiscal 2019. Interest expense for the third quarter of fiscal 2019 also included non-recurring costs associated with the previous term loan upon refinancing, including the write-off of previously unamortized debt costs.

During the third quarter of fiscal 2020, the Company recorded income tax expense of $203,000, as compared to $162,000 in the same period of the prior fiscal year. For both periods, these amounts are primarily comprised of income taxes from operations in China. LightPath has net operating loss (“NOL”) carry-forward benefits of approximately $74 million available to apply against taxable income as reported on a consolidated basis in the U.S. The NOL does not apply to taxable income from foreign subsidiaries. Outside of the U.S., income taxes are attributable to the Company’s wholly-owned subsidiaries in China. Income generated by the Company’s wholly-owned subsidiary in Latvia is subject to distribution tax, however, the Company currently does not intend to distribute earnings subject to this tax and, therefore, no taxes have been accrued on these earnings. Instead profits are allocated to investments in future IR business activity growth.

LightPath recognized net foreign currency transaction gains due to changes in the value of the Chinese Yuan and Euro against the U.S. Dollar in the amount of approximately $14,000, compared to approximately $65,000 for the same period of the prior fiscal year. These foreign currency transaction gains and losses had no impact on basic and diluted loss per share for the third quarter of fiscal 2020 or the third quarter of fiscal 2019.

Net income for the third quarter of fiscal 2020 was approximately $816,000, or $0.03 basic and diluted earnings per share, compared to a net loss of approximately $352,000, or a loss of $0.01 per share for the third quarter of fiscal 2019.

Weighted-average shares of common stock outstanding were 25,858,155 basic and 27,569,844 diluted in the third quarter of fiscal 2020, compared to 25,810,681 basic and diluted shares in the third quarter of fiscal 2019. The increase in the weighted-average shares of common stock outstanding was due to shares of Class A common stock issued under the Employee Stock Purchase Plan and upon the exercises of stock options and restricted stock units.

EBITDA* for the third quarter of fiscal 2020 was approximately $1.9 million, as compared to approximately $942,000 for the third quarter of fiscal 2019. The increase in EBITDA in the third quarter of fiscal 2020 was due to higher revenue and gross margin, and lower operating expenses.

Financial Results for the Nine Months Ended March 31, 2020, Compared to the Nine Months Ended March 31, 2019

Revenue for the first nine months of fiscal 2020 was approximately $25.9 million, an increase of 3%, as compared to the same period of the prior fiscal year. Sales of IR products comprised 51% of the Company’s consolidated revenue in the fiscal 2020 first nine months, as compared to 50% of total sales in the same period of the prior fiscal year. PMO product sales represented 42% of consolidated revenues in both the first nine months of fiscal 2020 and in the same period of the prior fiscal year. Specialty products continue to be a small component of the Company’s business, decreasing slightly from 8% of consolidated revenue in the first nine months of fiscal 2019 to 7% of consolidated revenue in the first nine months of fiscal 2020.

Revenue generated by IR products was approximately $13.3 million in the first nine months of fiscal 2020, an increase of 6%, compared to approximately $12.5 million in the same period of the prior fiscal year. The increase in IR product revenue is primarily attributable to sales of molded IR products, including products made with LightPath’s new BD6 material. Revenues from shipments against the large-volume annual contract for diamond-turned IR products during the first nine months of fiscal 2020 were similar to the first nine months of fiscal 2019.

Revenue generated by PMO products was approximately $10.7 million for the first nine months of fiscal 2020, an increase of 1%, as compared to $10.6 million in the same period of the prior fiscal year. The increase in revenue is primarily attributed to increases in sales to customers in the medical and telecommunications markets, partially offset by a decrease in sales to customers in the commercial market.

Revenue generated by specialty products was approximately $1.9 million in the first nine months of fiscal 2020, a decrease of approximately 2% as compared to the same period of the prior fiscal year. During the first nine months of fiscal 2020, non-recurring engineering (“NRE”) revenue related to new projects for customers in the medical and commercial markets increased as compared to the prior year period where certain other custom products sales did not recur.

Gross margin in the first nine months of fiscal 2020 was approximately $10.3 million, an increase of 6%, as compared to approximately $9.7 million in the same period of the prior fiscal year. Total cost of sales was approximately $15.5 million for the first nine months of fiscal 2020, compared to $15.3 million for the same period of the prior fiscal year. The increase in cost of sales is consistent with the increase in revenue. Gross margin as a percentage of revenue was 40% for the first nine months of fiscal 2020, compared to 39% for the same period of the prior fiscal year. The slight increase in gross margin reflects improvements made in the second and third quarters of fiscal 2020, after several factors negatively impacted the first quarter of fiscal 2020.

During the first nine months of fiscal 2020, total operating expenses were approximately $8.8 million, a decrease of $928,000, or 10%, as compared to $9.7 million in the same period of the prior fiscal year. SG&A costs decreased by approximately $618,000, or 8%, as compared to the same period of the prior fiscal year. SG&A for the first nine months of fiscal 2019 included approximately $394,000 of non-recurring expenses related to the relocation of the New York facility to the Company’s existing facilities in Orlando, Florida and Riga, Latvia. SG&A for the first nine months of fiscal 2020 reflects savings from the absence of these non-recurring costs, as well as reduced personnel and overhead costs resulting from the restructuring associated with the facility relocation. New product development costs decreased by approximately $185,000, or 12%, primarily due to the shift of personnel from product development to the newly created product management functions, which is included in SG&A. In addition to the decreases in SG&A and new product development, total operating expenses were further reduced by decreases in the amortization of intangibles.

Interest expense, net, was approximately $273,000 in the first nine months of fiscal 2020, as compared to approximately $574,000 in the same period of the prior fiscal year. The decrease in interest expense is primarily due to the paydown of principal and more favorable terms associated with the term loan payable to BankUnited N.A., entered into during the third quarter of fiscal 2019. Interest expense for the third quarter of fiscal 2019 also includes non-recurring costs associated with the previous term loan upon refinancing, including the write-off of previously unamortized debt costs.

During the first nine months of fiscal 2020, the Company recorded income tax expense of $674,000, primarily related to income taxes from operations in China and Chinese withholding taxes associated with the intercompany dividend declared by LightPath Optical Instrumentation (Zhenjiang) Co., Ltd. (“LPOIZ”), one of the Company’s Chinese subsidiaries, during the second quarter of fiscal 2020, which dividend was payable to the Company as the U.S. parent company. While this repatriation transaction resulted in some additional Chinese withholding taxes, LPOIZ currently qualifies for a reduced Chinese income tax rate; therefore, the total tax on those earnings was still below the normal income tax rate. This compares to a net income tax benefit of approximately $40,000 recorded for the first nine months of fiscal 2019, which was comprised of a tax benefit on losses in the U.S. jurisdiction, partially offset by tax expense on income generated in China.

LightPath recognized net foreign currency transaction losses due to changes in the value of the Chinese Yuan and Euro against the U.S. Dollar in the amount of approximately $363,000 for the first nine months of fiscal 2020, compared to $323,000 for the same period of the prior fiscal year. These foreign currency transaction losses had a $0.01 unfavorable impact on basic and diluted loss per share for the first nine months of fiscal 2020, and a $0.01 unfavorable impact on the loss per share for the first nine months of fiscal 2019.

Net income for the first nine months of fiscal 2020 was approximately $210,000, or $0.01 basic and diluted earnings per share, compared to a net loss of approximately $919,000, or $0.04 loss per share for the first nine months of fiscal 2019.

Weighted-average shares of common stock outstanding were 25,840,881 basic and 27,349,303 diluted in the first nine months of fiscal 2020, compared to 25,788,286 basic and diluted shares in the first nine months of fiscal 2019. The increase in the weighted-average shares of common stock outstanding was due to shares of Class A common stock issued under the Employee Stock Purchase Plan and upon the exercises of stock options and restricted stock units.

EBITDA* for the first nine months of fiscal 2020 was approximately $3.7 million, as compared to approximately $2.2 million for the first nine months of fiscal 2019. The increase in EBITDA in the first nine months of fiscal 2020 was due to higher revenue and gross margin, coupled with lower operating expenses as compared to the prior year period.

Cash and cash equivalents totaled approximately $4.4 million as of March 31, 2020, compared to approximately $4.3 million at December 31, 2019 and approximately $4.6 million as of June 30, 2019. Cash provided by operations was approximately $1.9 million for the first nine months of fiscal 2020, as compared with cash provided by operations of approximately $26,000 in the same period of the prior fiscal year. The increase in cash flow from operations for the first nine months of fiscal 2020 was primarily due to the improvement in net income driven by higher sales and margins along with reduced ongoing and non-recurring expenses. The Company expended approximately $1.5 million in investments in capital equipment including equipment financed through capital leases during the first nine months of fiscal 2020, compared to approximately $2.1 million, in the same period of the prior fiscal year.

The current ratio as of March 31, 2020 was 3.2 to 1, compared to 2.8 to 1 as of December 31, 2019 and 3.1 to 1 as of June 30, 2019. Total stockholders’ equity as of March 31, 2020 was approximately $33.9 million, compared to approximately $33.3 million as of December 31, 2019 and $33.5 million as of June 30, 2019. The net increase over prior periods is primarily due to the higher net income contribution coupled with adjustments for stock-based compensation, which are additive to additional paid-in capital.

As of March 31, 2020, LightPath’s 12-month backlog reached another record high at $20.0 million, as compared to $19.1 million as of December 31, 2019 and $17.0 million as of March 31, 2019. During the third quarter of fiscal 2020, the Company announced several new purchase orders for thermal imaging lens assemblies used in medical and sensing applications in the Asian market, which have contributed to the growth in backlog. In addition, more long-term orders, including annual contracts, continue to be added to the backlog. The timing of annual contract renewals may substantially increase backlog levels at the time the orders are received, and backlog will subsequently be drawn down as shipments are made against these orders.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA, and gross margin, both of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization.

The Company calculates gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, May 7, 2020 at 4:30 p.m. ET to discuss its financial and operational performance for the third quarter ended March 31, 2020.

Date: Thursday, May 7, 2020
Time: 4:30 PM (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: https://services.choruscall.com/links/lpth200507.html

Participants should dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through May 21, 2020. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID #10142161.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs, manufactures, and distributes proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to the expected effects on the Company’s business from the COVID-19 pandemic. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company products; the ability of the Company to obtain needed raw materials and components from its suppliers; actions governments, businesses, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth, convert inventory to cash, or reduce its costs to maintain competitive prices for its products; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2019 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Sam Rubin, President & CEO	Don Retreage, Jr. CFO	Jordan Darrow
LightPath Technologies, Inc.	LightPath Technologies, Inc.	Darrow Associates, Inc.
Tel: 407-382-4003	Tel: 407-382-4003	Tel: 512-551-9296
srubin@lightpath.com	dretreage@lightpath.com	jdarrow@darrowir.com

(tables follow)

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)

	March 31,	June 30,
Assets	2020	2019
Current assets:
Cash and cash equivalents	$4,381,713	$4,604,701
Trade accounts receivable, net of allowance of $15,189 and $29,406	6,309,284	6,210,831
Inventories, net	8,237,059	7,684,527
Other receivables	-	353,695
Prepaid expenses and other assets	875,303	754,640
Total current assets	19,803,359	19,608,394

Property and equipment, net	11,119,527	11,731,084
Operating lease right-of-use assets	1,348,381	—
Intangible assets, net	6,989,235	7,837,306
Goodwill	5,854,905	5,854,905
Deferred tax assets, net	652,000	652,000
Other assets	290,200	289,491
Total assets	$46,057,607	$45,973,180
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,906,332	$2,227,768
Accrued liabilities	1,154,162	1,338,912
Accrued payroll and benefits	1,363,288	1,730,658
Operating lease liabilities, current	757,168	—
Deferred rent, current portion	—	72,151
Loans payable, current portion	581,350	581,350
Finance lease obligation, current portion	377,873	404,424
Total current liabilities	6,140,173	6,355,263

Finance lease obligation, less current portion	351,197	640,284
Operating lease liabilities, noncurrent	1,073,981	—
Deferred rent, noncurrent	—	518,364
Loans payable, less current portion	4,578,059	5,000,143
Total liabilities	12,143,410	12,514,054

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
44,500,000 shares authorized; 25,862,529 and 25,813,895
shares issued and outstanding	258,625	258,139
Additional paid-in capital	230,613,630	230,321,324
Accumulated other comprehensive income	760,820	808,518
Accumulated deficit	(197,718,878)	(197,928,855)
Total stockholders’ equity	33,914,197	33,459,126
Total liabilities and stockholders’ equity	$46,057,607	$45,973,180

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Revenue, net	$8,708,981	$7,905,582	$25,860,823	$25,003,810
Cost of sales	4,696,805	4,799,913	15,528,549	15,313,825
Gross margin	4,012,176	3,105,669	10,332,274	9,689,985
Operating expenses:
Selling, general and administrative	2,255,625	2,431,819	6,796,536	7,414,550
New product development	412,326	505,636	1,309,383	1,494,412
Amortization of intangibles	281,271	283,521	848,071	937,143
Loss (gain) on disposal of property and equipment	142	(136,125)	(129,082)	(92,868)
Total operating expenses	2,949,364	3,084,851	8,824,908	9,753,237
Operating income (loss)	1,062,812	20,818	1,507,366	(63,252)
Other income (expense):
Interest expense, net	(85,464)	(275,233)	(273,262)	(573,535)
Other income (expense), net	42,038	64,267	(350,571)	(322,339)
Total other income (expense), net	(43,426)	(210,966)	(623,833)	(895,874)
Income (loss) before income taxes	1,019,386	(190,148)	883,533	(959,126)
Income tax provision (benefit)	203,369	161,870	673,556	(40,493)
Net income (loss)	$816,017	$(352,018)	$209,977	$(918,633)
Foreign currency translation adjustment	(244,520)	53,327	(47,698)	279,167
Comprehensive income (loss)	$571,497	$(298,691)	$162,279	$(639,466)
Earnings (loss) per common share (basic)	$0.03	$(0.01)	$0.01	$(0.04)
Number of shares used in per share calculation (basic)	25,858,155	25,810,681	25,840,881	25,788,286
Earnings (loss) per common share (diluted)	$0.03	$(0.01)	$0.01	$(0.04)
Number of shares used in per share calculation (diluted)	27,569,844	25,810,681	27,349,303	25,788,286

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Changes in Stockholders' Equity
(unaudited)

				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2019	25,813,895	$258,139	$230,321,324	$808,518	$(197,928,855)	$33,459,126
Issuance of common stock for:
Employee Stock Purchase Plan	13,370	134	12,033	—	—	12,167
Exercise of RSUs, net	4,394	44	(44)	—	—	—
Stock-based compensation on stock options & RSUs	—	—	98,459	—	—	98,459
Foreign currency translation adjustment	—	—	—	53,766	—	53,766
Net loss	—	—	—	—	(1,375,157)	(1,375,157)
Balances at September 30, 2019	25,831,659	$258,317	$230,431,772	$862,284	$(199,304,012)	$32,248,361
Issuance of common stock for:
Exercise of RSUs, net	8,703	87	(87)	—	—	—
Stock-based compensation on stock options & RSUs	—	—	95,441	—	—	95,441
Foreign currency translation adjustment	—	—	—	143,056	—	143,056
Net income	—	—	—	—	769,117	769,117
Balances at December 31, 2019	25,840,362	$258,404	$230,527,126	$1,005,340	$(198,534,895)	$33,255,975
Issuance of common stock for:
Employee Stock Purchase Plan	17,167	171	12,274	—	—	12,445
Shares issued as compensation	5,000	50	6,100	—	—	6,150
Stock-based compensation on stock options & RSUs	—	—	68,130	—	—	68,130
Foreign currency translation adjustment	—	—	—	(244,520)	—	(244,520)
Net income	—	—	—	—	816,017	816,017
Balances at March 31, 2020	25,862,529	$258,625	$230,613,630	$760,820	$(197,718,878)	$33,914,197

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended
	March 31,
	2020	2019
Cash flows from operating activities
Net income (loss)	$209,977	(918,633)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,587,315	2,540,963
Interest from amortization of debt costs	13,929	112,618
Gain on disposal of property and equipment	(129,082)	(92,868)
Stock-based compensation on stock options & RSUs, net	252,436	296,297
Provision for doubtful accounts receivable	9,769	(4,436)
Change in operating lease liabilities	(107,747)	(52,720)
Inventory write-offs to allowance	37,883	3,193
Deferred tax benefit	—	(406,000)
Changes in operating assets and liabilities:
Trade accounts receivable	(108,222)	(523,661)
Other receivables	353,695	42,575
Inventories	(590,415)	(1,614,551)
Prepaid expenses and other assets	198,058	181,200
Accounts payable and accrued liabilities	(857,813)	461,970
Net cash provided by operating activities	1,869,783	25,947

Cash flows from investing activities
Purchase of property and equipment	(1,505,021)	(1,673,482)
Proceeds from sale of equipment	186,986	316,750
Net cash used in investing activities	(1,318,035)	(1,356,732)

Cash flows from financing activities
Proceeds from exercise of stock options	—	13,767
Proceeds from sale of common stock from Employee Stock Purchase Plan	24,612	41,922
Loan costs	—	(92,860)
Borrowings on loan payable	—	5,813,500
Payments on loan payable	(436,013)	(6,686,167)
Repayment of finance lease obligations	(315,638)	—
Payments on capital lease obligations	—	(244,210)
Net cash used in financing activities	(727,039)	(1,154,048)
Effect of exchange rate on cash and cash equivalents and restricted cash	(47,697)	617,670
Change in cash and cash equivalents and restricted cash	(222,988)	(1,867,163)
Cash and cash equivalents and restricted cash, beginning of period	4,604,701	6,508,620
Cash and cash equivalents and restricted cash, end of period	$4,381,713	$4,641,457

Supplemental disclosure of cash flow information:
Interest paid in cash	$262,607	$379,539
Income taxes paid	$441,982	$297,599
Supplemental disclosure of non-cash investing & financing activities:
Purchase of equipment through capital lease arrangements	—	$462,209

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.
Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

	(unaudited)
	Quarter Ended:		Nine Months Ended:
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Net income (loss)	$816,017	$(352,018)	$209,977	$(918,633)
Depreciation and amortization	827,095	857,287	2,587,315	2,540,963
Income tax provision (benefit)	203,369	161,870	673,556	(40,493)
Interest expense	85,464	275,233	273,262	573,535
EBITDA	$1,931,945	$942,372	$3,744,110	$2,155,372
% of revenue	22%	12%	14%	9%